Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2016 Results

HOLLAND, Mich. (October 27, 2016) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the third quarter of 2016, reflecting continued improvement in financial performance.

●	Net income of $4.6 million in third quarter 2016, up 44% from $3.2 million in third quarter 2015
●	Total loans up $24.6 million for the quarter, an annualized growth rate of 8.1%
●	Revenue increase of $1.4 million in third quarter 2016 from third quarter 2015 while expenses were flat
●	Net interest income increase of $781,000 aided by growth in loans
●	Past due loans remained at very low levels - only 0.03% of total loans at end of third quarter 2016
●	Nonperforming assets down 55% from third quarter 2015
●	Favorable loan collection results – seven consecutive quarters of net recoveries
●	Strong capital levels

Macatawa reported net income of $4.6 million, or $0.14 per diluted share, in the third quarter 2016 compared to $3.2 million, or $0.09 per diluted share, in the third quarter 2015.  For the first nine months of 2016, Macatawa reported net income of $11.8 million, or $0.35 per diluted share, compared to $9.3 million, or $0.27 per diluted share, for the same period in 2015.

"We continued to improve our financial performance in the third quarter showing 44% growth in earnings over the third quarter of last year,” said Ronald L. Haan, President and CEO of the Company.  “Our earnings improvement was due primarily to increased net interest income and gains on sales of mortgage loans, while holding level our noninterest expenses.  Our increase in net interest income was fueled by growth in portfolio loans.  Consistent with our objectives, we have achieved this loan growth while also maintaining the quality of our loan portfolio.  Quarter end delinquencies were negligible, and we experienced net loan recoveries again this quarter and have for the past seven quarters.  As a result, we again had a modest negative provision for loan losses.  Gains on sales of mortgage loans in the third quarter of 2016 doubled from the second quarter and were 67 percent higher than in the third quarter of 2015.  The level of total noninterest expense in the third quarter of 2016 was the same as it was in the third quarter of last year, reflecting our efforts to control expenses.”

Mr. Haan concluded:  "For the last several quarters we have been able to grow our revenue while maintaining a disciplined approach to expenses.  We have also been able to grow our loan portfolio while strengthening our capital levels.  These achievenments reflect a discipline that will continue to guide our focus in coming quarters.”

Macatawa Bank Corporation 3Q Results / page 2 of 5

Operating Results
Net interest income for the third quarter 2016 totaled $11.9 million, an increase of $294,000 from the second quarter 2016 and an increase of $781,000 from the third quarter 2015.  Net interest margin was 3.04% for the third quarter 2016.  Net interest margin on a fully tax equivalent basis was 3.08 percent for the third quarter 2016, consistent with the second quarter 2016, and up 16 basis points from the third quarter 2015.(1)

Average interest earning assets for the third quarter 2016 increased $24.0 million from the second quarter 2016 and were up $23.0 million from the third quarter 2015.

Non-interest income increased by $539,000 in the third quarter 2016 compared to the second quarter 2016 and by $591,000 compared to the third quarter 2015.  These increases were primarily driven by a higher level of gains on mortgage loans. The Bank originated $38.2 million in loans for sale in the third quarter 2016 compared to $19.0 million in loans for sale in the second quarter 2016 and $25.2 million in loans for sale in the third quarter 2015.

Non-interest expense was $11.3 million for the third quarter 2016, compared to $11.5 million for the second quarter 2016 and $11.3 million for the third quarter 2015.  All categories of non-interest expense were essentially flat from period to period.  The largest fluctuations in non-interest expense related to problem asset costs, which decreased $135,000 in third quarter 2016 compared to second quarter 2016 and increased $92,000 compared to third quarter 2015.  These costs fluctuated as a result of writedowns on other real estate owned property.

Federal income tax expense was $1.4 million for the third quarter 2016 compared to $1.7 million for the second quarter 2016 and $1.4 million for the third quarter 2015.  The effective tax rate was 22.7 percent for the third quarter 2016, compared to 31.0 percent for the second quarter 2016 and 30.4 percent for the third quarter 2015.  The decrease in the effective tax rate for the third quarter 2016 was due to tax credits and other adjustments recognized in the Company’s federal income tax return which was filed in the third quarter 2016.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios and net loan recoveries experienced in the third quarter 2016, a negative provision for loan losses of $250,000 was recorded in the third quarter 2016.  Net loan recoveries for the third quarter 2016 were $138,000, compared to second quarter 2016 net loan recoveries of $580,000 and third quarter 2015 net loan recoveries of $285,000.  The Company has experienced net loan recoveries in each of the past seven quarters, and in twelve of the past thirteen quarters. Total loans past due on payments by 30 days or more amounted to $345,000 at September 30, 2016, down 75 percent from $1.4 million at December 31, 2015 and down 88 percent from $2.9 million at September 30, 2015.  Delinquency as a percentage of total loans was 0.03 percent at September 30, 2016.

(1) Net interest margin on a fully tax equivalent basis is a non-GAAP measure but is customary in the banking industry.  Management believes this non-GAAP measure is useful because it ensures comparability of yields on taxable and tax-exempt investment securities.  See section on “Use of non-GAAP financial measures” for additional information.

Macatawa Bank Corporation 3Q Results / page 3 of 5

The allowance for loan losses of $16.8 million was 1.36 percent of total loans at September 30, 2016, compared to 1.43 percent of total loans at December 31, 2015, and 1.53 percent at September 30, 2015.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 7,230 percent as of September 30, 2016, compared to 2,259 percent at December 31, 2015, and 433 percent at September 30, 2015.

At September 30, 2016, the Company's nonperforming loans had declined to $233,000, representing 0.02 percent of total loans.  This compares to $756,000 (0.06 percent of total loans) at December 31, 2015 and $4.2 million (0.35 percent of total loans) at September 30, 2015.  Other real estate owned and repossessed assets were $13.1 million at September 30, 2016, compared to $17.6 million at December 31, 2015 and $25.7 million at September 30, 2015. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $16.5 million, or 55 percent, from September 30, 2015 to September 30, 2016.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sept 30, 2015

Commercial Real Estate	$192	$291	$312	$525	$922
Commercial and Industrial	9	26	79	174	3,119
Total Commercial Loans	211	317	391	699	4,041
Residential Mortgage Loans	2	2	2	2	42
Consumer Loans	30	31	34	55	128
Total Non-Performing Loans	$233	$350	$427	$756	$4,211

Total non-performing assets were $13.3 million, or 0.81 percent of total assets, at September 30, 2016.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sept 30, 2015

Non-Performing Loans	$233	$350	$427	$756	$4,211
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	13,110	14,066	16,162	17,572	25,671
Total Non-Performing Assets	$13,343	$14,416	$16,589	$18,328	$29,882

Macatawa Bank Corporation 3Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.65 billion at September 30, 2016, a decrease of $76.0 million from $1.73 billion at December 31, 2015 and a decrease of $5.7 million from $1.66 billion at September 30, 2015.  Total assets were elevated at December 31, 2015 due to a year end seasonal inflow of business and municipal deposits.  Total loans were $1.24 billion at September 30, 2016, an increase of $24.6 million from $1.21 billion at December 31, 2015 and an increase of $43.5 million from $1.19 billion at September 30, 2015.

Commercial loans increased by $41.1 million from September 30, 2015 to September 30, 2016, along with an increase of $2.4 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans decreased by $5.0 million and commercial and industrial loans increased by $46.1 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sept 30, 2015

Construction and Development	$76,077	$74,339	$73,621	$74,210	$77,320
Other Commercial Real Estate	423,991	439,036	443,095	434,462	427,797
Commercial Loans Secured by Real Estate	500,068	513,375	516,716	508,672	505,117
Commercial and Industrial	423,102	381,058	388,625	377,298	376,966
Total Commercial Loans	$923,170	$894,433	$905,341	$885,970	$882,083

Residential Developer Loans (a)	$26,890	$29,771	$28,521	$30,112	$32,147

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

At September 30, 2016, total performing loans amounted to $1.24 billion, an increase of $39.0 million from December 31, 2015 and an increase of $47.5 million from September 30, 2015.

Total deposits were $1.36 billion at September 30, 2016, down $76.9 million from $1.44 billion at December 31, 2015 and were down $8.2 million from $1.37 billion at September 30, 2015.  The decrease in total deposits from December 31, 2015 was primarily in demand deposits and money market deposits for municipal and business customers deploying their seasonal increase of year-end deposits in the first quarter of 2016.  The decrease in total deposits from September 30, 2015 were due to a lower level of deposits held by municipal customers.  Higher costing time deposits were also down $13.7 million from December 31, 2015.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's risk-based regulatory capital ratios were slightly higher at September 30, 2016 compared to September 30, 2015 and December 31, 2015 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at September 30, 2016.

Macatawa Bank Corporation 3Q Results / page 5 of 5

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Use of Non-GAAP Financial Measures
The presentation of net interest margin on a fully tax equivalent (“FTE”) basis is not in accordance with GAAP but is customary in the banking industry.  Management believes this non-GAAP measure is useful because it ensures comparability of yields on taxable and tax-exempt investment securities.  For further information see “Reconciliation of Net Interest Margin, Fully Taxable Equivalent (Non-GAAP)” in the Selected Consolidated Financial Data section that follows.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future yield compression and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2015.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended
	3rd Qtr	2nd Qtr	3rd Qtr	September 30
EARNINGS SUMMARY	2016	2016	2015	2016	2015
Total interest income	$13,122	$12,873	$12,427	$39,003	$36,676
Total interest expense	1,220	1,265	1,306	3,755	4,058
Net interest income	11,902	11,608	11,121	35,248	32,618
Provision for loan losses	(250)	(750)	(250)	(1,100)	(1,750)
Net interest income after provision for loan losses	12,152	12,358	11,371	36,348	34,368

NON-INTEREST INCOME
Deposit service charges	1,152	1,112	1,150	3,312	3,248
Net gains on mortgage loans	1,175	572	705	2,235	2,249
Trust fees	790	788	711	2,286	2,168
Other	1,958	2,064	1,918	6,386	5,626
Total non-interest income	5,075	4,536	4,484	14,219	13,291

NON-INTEREST EXPENSE
Salaries and benefits	6,166	6,168	6,158	18,521	18,474
Occupancy	901	901	948	2,784	2,823
Furniture and equipment	772	839	835	2,476	2,431
FDIC assessment	166	220	283	638	854
Problem asset costs, including losses	325	460	233	1,196	1,313
Other	2,943	2,882	2,797	8,679	8,443
Total non-interest expense	11,273	11,470	11,254	34,294	34,338
Income before income tax	5,954	5,424	4,601	16,273	13,321
Income tax expense	1,350	1,679	1,400	4,429	4,065
Net income	$4,604	$3,745	$3,201	$11,844	$9,256

Basic earnings per common share	$0.14	$0.11	$0.09	$0.35	$0.27
Diluted earnings per common share	$0.14	$0.11	$0.09	$0.35	$0.27
Return on average assets	1.10%	0.91%	0.77%	0.95%	0.77%
Return on average equity	11.50%	9.56%	8.64%	10.06%	8.44%
Net interest margin (fully taxable equivalent)(1)	3.08%	3.08%	2.92%	3.09%	3.00%
Efficiency ratio	66.40%	71.05%	72.12%	69.33%	74.80%

BALANCE SHEET DATA	September 30	June 30	September 30
Assets	2016	2016	2015
Cash and due from banks	$31,879	$30,045	$23,468
Federal funds sold and other short-term investments	25,872	94,888	100,285
Interest-bearing time deposits in other financial institutions	---	---	20,000
Securities available for sale	184,403	173,580	161,515
Securities held to maturity	58,893	49,373	40,434
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	2,013	1,138	2,895
Total loans	1,236,395	1,211,844	1,192,878
Less allowance for loan loss	16,847	16,959	18,217
Net loans	1,219,548	1,194,885	1,174,661
Premises and equipment, net	50,174	50,639	51,725
Bank-owned life insurance	39,088	28,942	28,697
Other real estate owned	13,110	14,066	25,671
Other assets	17,148	17,433	18,430

Total Assets	$1,653,686	$1,666,547	$1,659,339

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$455,164	$451,644	$442,316
Interest-bearing deposits	903,463	903,434	924,533
Total deposits	1,358,627	1,355,078	1,366,849
Other borrowed funds	84,173	104,840	96,169
Long-term debt	41,238	41,238	41,238
Other liabilities	7,403	6,929	5,350
Total Liabilities	1,491,441	1,508,085	1,509,606

Shareholders' equity	162,245	158,462	149,733

Total Liabilities and Shareholders' Equity	$1,653,686	$1,666,547	$1,659,339

(1) Net interest margin on a fully taxable equivalent basis is a non-GAAP measure.  For more information please refer to RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (NON-GAAP) section below.

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2016	2nd Qtr 2016	1st Qtr 2016	4th Qtr 2015	3rd Qtr 2015	2016	2015
EARNINGS SUMMARY
Net interest income	$11,902	$11,608	$11,738	$11,461	$11,121	$35,248	$32,618
Provision for loan losses	(250)	(750)	(100)	(1,750)	(250)	(1,100)	(1,750)
Total non-interest income	5,075	4,536	4,608	4,503	4,484	14,219	13,291
Total non-interest expense	11,273	11,470	11,551	12,615	11,254	34,294	34,338
Federal income tax expense	1,350	1,679	1,400	1,561	1,400	4,429	4,065
Net income	$4,604	$3,745	$3,495	$3,538	$3,201	$11,844	$9,256

Basic earnings per common share	$0.14	$0.11	$0.10	$0.10	$0.09	$0.35	$0.27
Diluted earnings per common share	$0.14	$0.11	$0.10	$0.10	$0.09	$0.35	$0.27

MARKET DATA
Book value per common share	$4.78	$4.67	$4.58	$4.48	$4.42	$4.78	$4.42
Tangible book value per common share	$4.78	$4.67	$4.58	$4.48	$4.42	$4.78	$4.42
Market value per common share	$7.99	$7.42	$6.25	$6.05	$5.18	$7.99	$5.18
Average basic common shares	33,921,599	33,922,506	33,925,113	33,891,429	33,866,789	33,923,067	33,866,789
Average diluted common shares	33,921,599	33,922,506	33,925,113	33,891,429	33,866,789	33,923,067	33,866,789
Period end common shares	33,920,740	33,922,289	33,925,113	33,925,113	33,866,789	33,920,740	33,866,789

PERFORMANCE RATIOS
Return on average assets	1.10%	0.91%	0.84%	0.85%	0.77%	0.95%	0.77%
Return on average equity	11.50%	9.56%	9.06%	9.40%	8.64%	10.06%	8.44%
Net interest margin (fully taxable equivalent)	3.08%	3.08%	3.09%	3.03%	2.92%	3.09%	3.00%
Efficiency ratio	66.40%	71.05%	70.67%	79.02%	72.12%	69.33%	74.80%
Full-time equivalent employees (period end)	337	343	338	342	347	337	347

ASSET QUALITY
Gross charge-offs	$46	$36	$76	$252	$170	$158	$450
Net charge-offs	$(138)	$(580)	$(148)	$(614)	$(285)	$(866)	$(1,005)
Net charge-offs to average loans (annualized)	-0.05%	-0.19%	-0.05%	-0.21%	-0.10%	-0.10%	-0.12%
Nonperforming loans	$233	$350	$427	$756	$4,211	$233	$4,211
Other real estate and repossessed assets	$13,110	$14,066	$16,162	$17,572	$25,671	$13,110	$25,671
Nonperforming loans to total loans	0.02%	0.03%	0.04%	0.06%	0.35%	0.02%	0.35%
Nonperforming assets to total assets	0.81%	0.87%	1.01%	1.06%	1.80%	0.81%	1.80%
Allowance for loan losses	$16,847	$16,959	$17,129	$17,081	$18,217	$16,847	$18,217
Allowance for loan losses to total loans	1.36%	1.40%	1.41%	1.43%	1.53%	1.36%	1.53%
Allowance for loan losses to nonperforming loans	7230.47%	4845.43%	4011.48%	2259.39%	432.61%	7230.47%	432.61%

CAPITAL
Average equity to average assets	9.53%	9.47%	9.27%	9.07%	8.89%	9.43%	9.11%
Common equity tier 1 to risk weighted assets (Consolidated)	11.25%	11.14%	10.95%	10.75%	10.54%	11.25%	10.54%
Tier 1 capital to average assets (Consolidated)	11.97%	11.93%	11.69%	11.54%	11.34%	11.97%	11.34%
Total capital to risk-weighted assets (Consolidated)	15.23%	15.18%	15.01%	14.80%	14.61%	15.23%	14.61%
Common equity tier 1 to risk weighted assets (Bank)	13.71%	13.59%	13.41%	13.22%	12.98%	13.71%	12.98%
Tier 1 capital to average assets (Bank)	11.64%	11.61%	11.38%	11.24%	11.03%	11.64%	11.03%
Total capital to risk-weighted assets (Bank)	14.90%	14.80%	14.63%	14.43%	14.23%	14.90%	14.23%
Tangible common equity to assets	9.82%	9.52%	9.47%	8.79%	9.03%	9.82%	9.03%

END OF PERIOD BALANCES
Total portfolio loans	$1,236,395	$1,211,844	$1,216,184	$1,197,932	$1,192,878	$1,236,395	$1,192,878
Earning assets	1,514,797	1,539,877	1,518,752	1,602,599	1,527,714	1,514,797	1,527,714
Total assets	1,653,686	1,666,547	1,639,985	1,729,643	1,659,339	1,653,686	1,659,339
Deposits	1,358,627	1,355,078	1,340,834	1,435,512	1,366,849	1,358,627	1,366,849
Total shareholders' equity	162,245	158,462	155,241	151,977	149,733	162,245	149,733

AVERAGE BALANCES
Total portfolio loans	$1,215,953	$1,212,836	$1,202,682	$1,190,328	$1,155,339	$1,210,511	$1,138,333
Earning assets	1,555,550	1,531,535	1,539,166	1,527,116	1,532,562	1,542,133	1,469,838
Total assets	1,680,097	1,654,325	1,663,590	1,660,869	1,667,736	1,666,055	1,604,589
Deposits	1,377,462	1,346,703	1,365,881	1,365,990	1,376,257	1,363,400	1,316,996
Total shareholders' equity	160,196	156,664	154,244	150,583	148,214	157,046	146,242

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (NON-GAAP)
Net interest income	$11,902	$11,608	$11,738	$11,461	$11,121	$35,248	$32,618
Plus taxable equivalent adjustment	193	189	186	190	169	567	477
Net interest income - taxable equivalent	$12,095	$11,797	$11,924	$11,651	$11,290	$35,815	$33,095
Net interest margin (GAAP)	3.04%	3.04%	3.06%	2.98%	2.88%	3.04%	2.97%
Net interest margin (FTE) - non-GAAP	3.08%	3.08%	3.09%	3.03%	2.92%	3.09%	3.00%